Exhibit 99.2

SEALY CORPORATION
Mailing Address: One Office Parkway • Trinity, North Carolina 27370
Telephone: 336-861-3500 • Fax: 336-861-3501

FOR IMMEDIATE RELEASE	Contact:	Mark D. Boehmer
VP & Treasurer
(336) 861-3603

SEALY ANNOUNCES NEW BOARD MEMBER

ARCHDALE, North Carolina (August 30, 2006) - Sealy Corporation (NYSE:ZZ) announced today that Richard Roedel has been elected to the Board of Directors of Sealy and will serve as Chairman of the Audit Committee.  Mr. Roedel will replace Steven Barnes who has resigned from the board to focus on other activities.

Mr. Roedel is currently a director and Chairman of the Audit Committee for Brightpoint, Inc., Luna Innovations Incorporated, and Dade Behring Holdings, Inc.  He is also a director and Audit Committee member for IHS, Inc.  Mr. Roedel served in various capacities while with Take-Two Interactive Software, Inc. from October 2002 to June 2005 including Chairman and Chief Executive Officer. From 1999-2000, Mr. Roedel was Chairman and Chief Executive Officer of the accounting firm BDO Seidman LLP, the United States member firm of BDO International. Mr. Roedel is a director of the Association of Audit Committee Members, Inc., a non-profit association of audit committee members, and is a Certified Public Accountant.

“We are pleased that Richard has joined our Board,” said David J. McIlquham, Sealy’s Chairman and Chief Executive Officer. “He will provide great financial stewardship as the chair of our Audit Committee, and his deep financial and executive experience with a number of leading companies over his career will be a real asset to Sealy.”

About Sealy

Sealy is the largest bedding manufacturer in the world with sales of nearly $1.5 billion in 2005. The company manufactures and markets a broad range of mattresses and foundations under the Sealy®, Sealy Posturepedic®, Stearns & Foster®, and Basset® brands. Sealy has the largest market share and highest consumer awareness of any bedding brand in North America. Domestically, Sealy has 20 plants and sells its products to 2,900 customers with more than 7,000 retail outlets. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.